Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Third Quarter and
Year-to-Date 2005 Results

          COSTA MESA, Calif., Oct. 19 -- Pacific Premier Bancorp, Inc.(Nasdaq: PPBI) (the “Company”), the holding company of Pacific Premier Bank, F.S.B., (the “Bank”), announced third quarter net income of $1.8 million, or $0.27 per diluted share, compared to net income of $1.2 million, or $0.17 per diluted share for the third quarter of 2004, an increase of 59.4%.  For the nine months ended September 30, 2005 the Company earned $5.5 million or $0.83 per diluted share, compared to net income of $5.4 million, or $0.82 per diluted share for the nine months ended September 30, 2004.  All diluted earnings per share amounts have been adjusted to reflect warrants and stock options outstanding.

          The results for the first nine months of 2004 included a total of $3.9 million of interest income and gain on sale income generated from the Company’s Participation Contract compared to $1.0 million in other income associated with the Participation Contract during the nine months ended September 30, 2005.

          Return on average assets (ROAA) for the three months ended September 30, 2005 was 1.17%, compared to 1.85% for the same period in 2004.  The Company’s return on average equity (ROAE) for the three months ended September 30, 2005 was 15.01% compared to 17.92% for the three months ended September 30, 2004. The Company’s basic and diluted book value per share increased to $9.38 and $7.86, respectively, at September 30, 2005, reflecting an annualized increase of 11.9% and 11.0% from December 31, 2004.

          Steven R. Gardner, President and Chief Executive Officer, indicated that “Throughout this year we have continued to make gains in implementing our community banking strategy, as evidenced by a 9.8% increase in transaction account dollars year to date.  Growth in our transaction accounts has benefited from our bankers focus on increasing full-banking relationships with small business owners, as well as, those real estate investors that rely upon us to finance their investment properties.  At the end of the third quarter, we introduced several new consumer checking products centered on the Bank’s new Totally Free Checking program. We expect these products, along with a new marketing campaign, to result in higher levels of consumer transaction accounts over the coming quarters.”

          Mr. Gardner continued, “In order to manage our balance sheet growth, liquidity, and loan to deposit ratio during the third quarter, we increased the sale of loans secured by multi-family properties.  The loan sales involved loan participations on a servicing-retained basis and whole loans on a servicing-released basis.  The loan sales totaled $21.5 million with an average gain on sale of 125 basis points.  We will continue to utilize loan sales to manage our loan to deposit ratio and overall liquidity in future periods.  As our new depository branches open in the first and second quarter of 2006 and the strategies we have implemented to grow both business and consumer deposit relationships mature, the need to utilize loan sales to manage our growth will diminish.  As previously announced, the Bank will be relocating its Huntington Beach branch to a newly acquired building at the corner of Magnolia Street and Garfield Avenue in Huntington Beach, CA and we will open a fourth branch in April of next year in the city of Cypress. Additionally, we signed a lease for our fifth branch to be located at 4667 MacArthur Boulevard, Suite 100, Newport Beach, CA 92660.  We expect the branch to open sometime in the second quarter of 2006. We also anticipate the opening of a sixth branch at our corporate headquarters in Costa Mesa in early 2006.”

          For the three and nine months ended September 30, 2005, net interest income increased to $4.3 million or 12.0% and $12.7 million or 9.3%, respectively, from $3.8 million and $11.6 million for the same periods a year earlier.  The increase for the nine month period is predominately attributable to a 64.2% increase in the average loans outstanding or $207.1 million, over the prior year period, which was partially offset by increases in average borrowings and deposits outstanding of $154.8 million or 44.6% and $40.2 million or 15.7%, respectively.  The improvement in net interest income occurred despite the Company receiving no interest income from the Participation Contract in 2005 compared to $1.9 million in the first nine months of 2004.

          The net interest margin for the quarter ended September 30, 2005 was 2.81% compared to 3.63% for the same period a year ago.  The elimination of the Participation Contract interest income represents 41.0% of the decrease in the net interest margin.  The remaining decrease was primarily attributable to increases in the average cost of deposits and borrowings of 76 and 114 basis points, respectively, which was partially offset by an increase in loan yield of 35 basis points.  The increase in the loan yields is primarily due to the repricing of the Bank’s adjustable rate loans.  The Bank’s loan portfolio is comprised 97.1% adjustable rate loans or $558.3 million that have an overall average time to reprice of 10.2 months.  The adjustable rate loan portfolio contains $250.8 million of loans that reprice monthly of which $171.7 million is indexed to the 12 Month Treasury Average rate (MTA) and $120.9 million that reprice every six months of which $91.4 million is indexed to the six-month LIBOR rate.  The increase in the cost of funds is attributable to the overall rising interest rate environment and strong competitor deposit pricing within the Bank’s primary markets.

          The provision for loan losses was $56,000 and $292,000 for the three and nine months, respectively, ended September 30, 2005, compared to $195,000 and $460,000 for the same periods in 2004.  The decrease in the provision for the three months ended September 30, 2005 compared to the same period in 2004 is primarily due to a smaller increase in loan growth, which increased by $34.6 million during the third quarter of 2005, and greater net charge-off recoveries of $52,000 compared to the same period in 2004.

          Noninterest income was $1.1 million and $3.0 million for the three and nine months ended September 30, 2005, compared to $761,000 and $3.2 million for the same periods ended September 30, 2004.  The 38.8% increase in noninterest income for the three month period is primarily due to $269,000 in gains from the sale of $21.5 million of multi-family secured loans (with servicing-retained on $15.9 million of the loans) and $468,000 in prepayment penalty income received from the early pay-off of $20.8 million of loans, which was partially offset during the third quarter of 2004 by a $387,000 gain on sale from the termination of the residual interest component of the Participation Contract and the simultaneous sale of its related assets in the third quarter of 2004.  The 8.7% decrease in noninterest income over the nine month period is primarily due to the reduction of income associated with the Participation Contract during 2005, which was partially offset by an increase in prepayment penalty income of $589,000.  During the nine month period in 2004, the Company recognized a $2.0 million gain from the sale of the residual interest components of the Participation Contract. During the same period in 2005, the Company collected $1.0 million in recoveries on the sale or collection of charged-off loans associated with the Participation Contract.

          Noninterest expense was $3.1 million and $8.8 million for the three and nine months ended September 30, 2005, respectively, compared to $3.0 million and $8.5 million for the same periods ended September 30, 2004.  The increase in noninterest expense for the nine months in 2005 was the result of an increase in compensation and benefits of $508,000, which was partially offset by a $343,000 decrease in legal expenses.  At September 30, 2005, the Company had 89 full-time equivalent employees compared to 77 at September 30, 2004.

          The Company’s tax provision for the three and nine months ended September 30, 2005 was $398,000 and $1.1 million, respectively.  For the same periods a year earlier, the tax provision was $219,000 and $425,000, respectively.  The Company benefited from a reduction in its valuation allowance for deferred taxes in the three and nine months ended September 30, 2005 and for the three and nine months ended September 30, 2004 of $500,000, $1.5 million, $61,000, and $1.7 million, respectively.  The Company’s valuation allowance for deferred taxes was $2.5 million at September 30, 2005.

          Total assets of the Company were $662.8 million as of September 30, 2005, compared to $543.1 million as of December 31, 2004.  The $119.7 million, or 22.0%, increase in total assets was the result of increases of $102.4 million in net loans, or 21.8%, and $10.3 million in cash and cash equivalents.  The increase in net loans was primarily comprised of $128.2 million of multi-family loans, $56.2 million of commercial real estate loans, and $5.3 million of business loans during the first three quarters of 2005, which was partially offset by $31.8 million of multi-family loans which were sold for a net gain of $364,000.  For the quarter ending September 30, 2005, the Bank originated a total of $68.8 million in loans, including lines of credit, consisting of $43.7 million of multi-family loans, $21.2 million of commercial real estate loans, $2.0 million of business loans, and a $1.9 million single- family residence loan.  The pipeline at September 30, 2005 was $77.6 million.

          The allowance for loan losses increased by $274,000 to $2.9 million as of September 30, 2005 compared to December 31, 2004.  The allowance for loan losses as a percent of non-accrual loans was 233% and 111% as of September 30, 2005 and December 31, 2004, respectively.  Net non-accrual loans and other real estate owned were $1.1 million and $369,000, respectively, at September 30, 2005, compared to $2.1 million and $351,000, respectively, as of December 31, 2004.  The ratio of net nonperforming assets to total assets at September 30, 2005 was 0.22%.  All nonperforming assets are concentrated in the Bank’s single family residential loans and are associated with its prior origination of sub-prime mortgages, which were discontinued in 2000.

          Total deposits were $324.6 million as of September 30, 2005, compared to $288.9 million at December 31, 2004.  The increase in deposits is comprised of an increase of $7.3 million in transaction accounts, $28.1 million of brokered certificate of deposits, and an increase in retail certificates of deposits of $335,000.  The cost of deposits as of September 30, 2005 was 2.98%, an increase of 75 basis points since December 31, 2004.

          At September 30, 2005, total borrowings of the Company amounted to $282.8 million, a 36.8% increase from December 31, 2004 and were comprised of the Bank’s $185.0 million and $86.5 million of FHLB term borrowings and overnight advances, respectively, $1.0 million of other borrowings and the Company’s $10.3 million of subordinated debentures which were used to fund the issuance of trust preferred securities.  The total cost of the Company’s borrowings and deposits at September 30, 2005 was 3.23% compared to 2.32% at December 31, 2004.

          The Bank’s tier 1 (core) capital and total risk-based capital ratios at September 30, 2005 were 8.12% and 12.59%, respectively.  The minimum ratios for well-capitalized banks are 5.00% and 10.00% for tier 1 (core) capital and risk-based capital, respectively.

          The Company owns all of the capital stock of the Bank, a federal savings bank.  We currently provide business and consumer banking products to our customers through our three branches in Southern California located in the cities of San Bernardino, Seal Beach and Huntington Beach.  The Bank is scheduled to open its fourth and fifth branch in Cypress and Newport Beach, respectively, during the second quarter of 2006.

          FORWARD-LOOKING COMMENTS
          The statements contained herein that are not historical facts are forward looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner President/CEO 714.431.4000

John Shindler Executive Vice President/CFO 714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30, 2005	December 31, 2004

	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$6,289	$3,003
Federal Funds Sold	20,000	13,000
Cash and cash equivalents	26,289	16,003
Investment securities available for sale	35,967	36,455
Investment securities held to maturity	13,348	8,389
Loans held for sale	344	532
Loans held for investment, net of allowance for loan losses of $2,900 in 2005 and $2,626 in 2004 respectively	572,226	469,822
Accrued interest receivable	2,792	1,938
Foreclosed real estate	369	351
Premises and equipment	5,895	5,244
Deferred income taxes	4,474	3,473
Other assets	1,118	917
Total assets	$662,822	$543,124
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts
Transaction accounts	$82,504	$75,170
Certificates of deposit	242,134	213,717
Total Deposits	324,638	288,887
Other borrowings	272,500	196,400
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	6,070	3,499
Total liabilities	613,518	499,096
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	53	53
Additional paid-in capital	67,567	67,564
Accumulated deficit	(17,760)	(23,280)
Unrealized loss on available for sale securities, net of tax	(556)	(309)
Total stockholders’ equity	49,304	44,028
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$662,822	$543,124

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended		Nine Months Ended

	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

INTEREST INCOME:
Loans	$8,230	$5,123	$22,585	$13,820
Other interest-earning assets	510	804	1,422	3,072
Total interest income	8,740	5,927	24,007	16,892
INTEREST EXPENSE:
Interest-bearing deposits	2,145	1,440	5,736	3,948
Other borrowings	2,125	530	5,139	1,116
Subordinated debentures	162	112	446	218
Total interest expense	4,432	2,082	11,321	5,282
NET INTEREST INCOME	4,308	3,845	12,686	11,610
PROVISION FOR LOAN LOSSES	56	195	292	460
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,252	3,650	12,394	11,150
NONINTEREST INCOME:
Loan servicing fee income	513	139	1,001	382
Bank and other fee income	125	154	383	447
Net gain from loan sales	270	47	364	105
Net gain from investment securities	—	358	—	1,931
Other income	148	63	1,214	379
Total noninterest income	1,056	761	2,962	3,244
NONINTEREST EXPENSE:
Compensation and benefits	1,914	1,842	5,614	5,106
Premises and occupancy	391	333	1,034	1,030
Data processing	86	80	249	233
Net loss (gain) on foreclosed real estate	18	(54)	(7)	(13)
Other expense	668	841	1,890	2,188
Total noninterest expense	3,077	3,042	8,780	8,544
NET INCOME BEFORE TAXES	2,231	1,369	6,576	5,850
PROVISION FOR INCOME TAXES	398	219	1,056	425
NET INCOME	$1,833	$1,150	$5,520	$5,425
Basic Average Shares Outstanding	5,259,241	5,256,427	5,258,907	5,255,527
Basic Earnings per Share	$0.35	$0.22	$1.05	$1.03
Diluted Average Shares Outstanding	6,691,665	6,652,867	6,650,164	6,596,092
Diluted Earnings per Share	$0.27	$0.17	$0.83	$0.82

PACIFIC PREMIER BANCORP AND SUBSIDIARY
Statistical Information
UNAUDITED (In thousands)

	As of September 30, 2005	As of December 31, 2004	As of September 30, 2004

Asset Quality:
Non-accrual loans, net of specific allowance	$1,093	$2,127	$2,235
Real estate owned	$369	$351	$282
Nonperforming assets, net of specific allowance	$1,462	$2,477	$2,517
Net charge-offs (recoveries) for the quarter ended	$(65)	$22	$(13)
Allowance for loan losses	$2,900	$2,626	$2,403
Net charge-offs to average loans, annualized	-0.05%	0.02%	(0.01)%
Net non-accrual loans to total loans	0.19%	0.45%	0.55%
Net non-accrual loans to total assets	0.16%	0.39%	0.46%
Net non-performing assets to total assets	0.22%	0.46%	0.52%
Allowance for loan losses to total loans	0.50%	0.56%	0.59%
Allowance for loan losses to non-accrual loans	232.74%	110.77%	94.35%
Average Balance Sheet: for the Quarter ended
Total assets	$629,753	$498,054	$438,693
Loans	$563,260	$438,727	$373,262
Deposits	$301,302	$282,491	$275,806
Borrowings	$263,674	$156,964	$106,601
Subordinated debentures	$10,310	$10,310	$10,310
Share Data:
Basic book value	$9.38	$8.37	$8.13
Diluted book value	$7.86	$7.08	$6.89
Closing stock price	$12.92	$13.26	$11.83
Pacific Premier Bank Capital:
Tier 1 (core) capital	$53,527	$49,071	$44,016
Tier 1 (core) capital ratio	8.12%	9.09%	9.09%
Total risk-based capital ratio	12.59%	13.59%	13.64%
Loan Portfolio
Real estate loans:
Multi-family	$450,407	$394,582	$339,341
Commercial and land	103,768	54,502	42,401
One-to-four family	17,970	22,347	25,266
Business loans	1,939	103	—
Other loans	25	75	82
Total gross loans	$574,109	$471,609	$407,090

	Nine months ended September 30, 2005	Nine months ended September 30, 2004

Profitability and Productivity:
Return on average assets	1.17%	1.85%
Return on average equity	15.01%	17.92%
Net interest margin	2.81%	4.12%
Non-interest expense to total assets	1.77%	1.75%
Efficiency ratio	56.16%	57.61%